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                                                                    EXHIBIT 99.1

[ANADYS PHARMACEUTICALS LOGO]

CONTACT:

Michael Kamdar                                 Pete De Spain
Sr. VP, Corporate Development and Finance      Manager, Corporate Communications
Anadys Pharmaceuticals, Inc.                   Anadys Pharmaceuticals, Inc.
(858) 530-3667                                 (858) 530-3653
cc@anadyspharma.com                            pdespain@anadyspharma.com


      ANADYS PHARMACEUTICALS REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

SAN DIEGO, AUG. 5, 2004 - Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel medicines for the treatment of chronic viral hepatitis and bacterial infections, today reported its financial results for the quarter ended June 30, 2004.

"We are pleased with the progress we made during the second quarter as we continue to advance the clinical development of our lead Hepatitis C and Hepatitis B programs," said Kleanthis G. Xanthopoulos, Ph.D., Anadys' President and Chief Executive Officer. "Meanwhile, we continue to harvest additional promising drug candidates utilizing our integrated drug discovery and development platform, while leveraging these capabilities in discovery collaborations with pharmaceutical and biotechnology companies such as Roche and Daiichi. We hope to build on this momentum going forward and establish Anadys as a leading franchise in antivirals and antibacterials."

RECENT HIGHLIGHTS

- Anadys selected ANA975 as a development candidate for orally administered front-line treatment of chronic hepatitis C virus (HCV) infection. ANA975 was selected from a family of isatoribine prodrug compounds discovered at Anadys based upon its favorable pharmaceutical properties. Isatoribine and its prodrugs are a new class of drugs being developed by Anadys to regulate innate immune responses against viruses.

- Anadys and LG Life Sciences entered into a joint development and license agreement for the global development of ANA380, a compound for the treatment of hepatitis B virus (HBV) infection, and announced the completion of a Phase I/IIa clinical trial of ANA380 the following month. The companies are working together to further advance the program through clinical development.

- Anadys entered into a new drug discovery collaboration with Roche. The two companies began a collective relationship in August 2002 that utilized Anadys' drug discovery capabilities to advance lead compounds against a Roche oncology program and expanded the original agreement in October 2003. Under the terms of the new agreement, Anadys will engage its drug discovery capabilities to advance lead compounds against an additional undisclosed Roche program.

- Anadys announced that the underwriters of its initial public offering exercised their over-allotment option to purchase an additional 743,950 shares of common stock, raising the total gross proceeds of the IPO to $49.0 million.

- Anadys relocated to a state-of-the-art facility located in the Torrey Mesa area of San Diego. The facility, originally built by Syngenta five years ago to accommodate both chemistry and biology, brings these capabilities together in one building, which Anadys expects will enable it to advance its discovery and development programs more efficiently.
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FINANCIAL RESULTS

The Company reported revenues of $214,000 for the second quarter of 2004, compared to $643,000 for the second quarter of 2003. The net loss applicable to common stockholders was $10.9 million for the second quarter of 2004, compared to $5.5 million for the same period in the prior year. Basic and diluted net loss per common share was $0.50 in the second quarter of 2004, compared to $3.92 for the same period in 2003. Pro forma basic and diluted net loss per common share (assuming that the conversion of preferred stock to common stock that was automatically effected in conjunction with the IPO took place as of the original date of issuance) was $0.50 in the second quarter of 2004, compared to $0.39 for the same period in 2003.

Revenues for the six months ended June 30, 2004 were $896,000, compared to $1.2 million for the same period in 2003. For the six months ended June 30, 2004, Anadys reported a net loss applicable to common stockholders of $18.6 million, compared to $13.2 million for the same period last year. Basic and diluted net loss per common share was $1.54 for the six months ended June 30, 2004, compared to $9.84 for the same period in 2003. For the six months ended June 30, 2004, pro forma basic and diluted net loss per common share (assuming that the conversion of preferred stock to common stock that was automatically effected in conjunction with the IPO took place as of the original date of issuance) was $0.99, compared to $0.96 for the same period last year.

CONFERENCE CALL & WEBCAST

Anadys will be hosting both a conference call and webcast to discuss second quarter 2004 financial results and highlights today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To access the webcast via the Internet, go to www.anadyspharma.com. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required. The webcast will be archived on www.anadyspharma.com through August 19, 2004.

Alternatively, you may dial 1-800-901-5213 (U.S.) or 1-617-786-2962
(international), participant passcode 35481348, to access the call. Telephone replay is available approximately two hours after the call through August 19, 2004. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888
(international) and dial the participant passcode 94909363.

ABOUT ANADYS

Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule, anti-infective medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys is advancing its anti-infective portfolio through the development of its two clinical programs, the isatoribine family of compounds including the oral prodrug ANA975 for the treatment of HCV, and ANA380 for the treatment of HBV. In addition, Anadys' anti-infective therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

                                      # # #

Statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include, but are not limited to, references to Anadys' objective to become a leading franchise in antivirals and antibacterials, the expectation that ANA975 may be suitable as an oral front-line treatment for chronic HCV infection, activities expected to occur in connection with the LG Life Sciences relationship, the advancement of ANA380 in clinical development and the efficiencies that Anadys expects to realize as a result of its move to its new facility. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Anadys Pharmaceuticals to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, Anadys' results may be affected by risks associated with the implementation of its relationship with LG Life Sciences and the new agreement with Roche, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the "Risk Factors" section of Anadys' Form 10-Q for the quarter ended March 31, 2004. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
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ANADYS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                        THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                        ---------------------------        -------------------------
                                           2004             2003             2004             2003
                                           ----             ----             ----             ----
Revenues                                $    214         $    643         $    896         $  1,205
Operating expenses                        11,204            5,962           19,286           14,109
Interest income (expense)                     42              (12)              --               25
                                        --------         --------         --------         --------
Net loss                                 (10,948)          (5,331)         (18,390)         (12,879)
                                        --------         --------         --------         --------
Accretion to redemption value of
      redeemable convertible
      preferred stock                         --             (167)            (175)            (332)
                                        --------         --------         --------         --------
Net loss applicable to common
      stockholders                      $(10,948)        $ (5,498)        $(18,565)        $(13,211)
                                        ========         ========         ========         ========

Net loss per share, basic and
     diluted                            $  (0.50)        $  (3.92)        $  (1.54)        $  (9.84)
                                        ========         ========         ========         ========
Shares used in calculating net
     loss per share,
     basic and diluted                    22,094            1,402           12,058            1,343
                                        ========         ========         ========         ========
Pro forma net loss per share,
     basic and diluted                  $  (0.50)        $  (0.39)        $  (0.99)        $  (0.96)
                                        ========         ========         ========         ========
Pro forma shares used in
     calculating net loss
     per share, basic and
     diluted                              22,094           13,503           18,625           13,442
                                        ========         ========         ========         ========

In connection with our initial public offering each share of Series C redeemable convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for 5.10 shares of preferred stock. Each share of Series A-1, A-2, A-3, A-4, A-5, and B of convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for approximately 11.92, 11.92, 10.62, 7.38, 3.36, and 2.35 shares of preferred stock, respectively. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance of the preferred stock.
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ANADYS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                     JUNE 30,       DECEMBER 31,
                                                       2004             2003
                                                       ----             ----
                                                    (UNAUDITED)       (AUDITED)
Assets
  Cash, cash equivalents and securities
       available-for-sale                              $42,310        $ 14,499
  Other current assets                                   2,064           1,693
  Noncurrent assets                                      4,723           4,050
                                                       -------        --------
     Total assets                                      $49,097        $ 20,242
                                                       =======        ========
Liabilities and stockholders' equity
  Current liabilities                                  $ 3,959        $  3,888
  Long-term liabilities                                  1,042           1,401
  Other long-term liabilities                               57              --
  Redeemable convertible preferred stock                    --          45,012
  Stockholders' equity                                  44,039         (30,059)
                                                       -------        --------
     Total liabilities and stockholders' equity        $49,097        $ 20,242
                                                       =======        ========